Exhibit 99.1

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NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
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Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

ADJUSTED BASE NET INCOME FOR THE FIRST SIX MONTHS UP 21 PERCENT TO $0.82 PER
SHARE

        o Net student loan assets up $1.1 billion to $22.4 billion for second quarter
        o   Adjusted base net income for the second quarter $0.37 per share
        o   Fee-based revenue represents 43 percent of total revenue

LINCOLN, Neb., July 28, 2006 - Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the first six months of 2006 of $97.8 million, or $1.80 per share, compared with $66.3 million, or $1.23 per share, for the first six months of 2005. Base net income for the first six months of 2006 was $62.6 million, or $1.15 per share, compared with $62.5 million, or $1.16 per share, for the first six months of 2005.

GAAP net income for the second-quarter 2006 was $45.8 million, or $0.84 per share, compared with a net loss of $(1.8) million, or $(0.03) per share, for the second-quarter 2005. Base net income for the second-quarter 2006 was $31.7 million, or $0.58 per share, compared with $31.0 million, or $0.58 per share, in the second-quarter 2005.

Adjusted base net income, which is base net income excluding certain special allowance yield adjustments and related derivative settlements, was $0.74 per share for the first six months of 2006 and $0.37 per share for the second quarter of 2006, compared with $0.68 per share for the first six months of 2005 and $0.34 per share for the second quarter of 2005. Excluding a legislative-driven expense of $6.9 million, $4.3 million after tax, for loan loss reserves in the first-quarter 2006 due to a provision in the Deficit Reduction Act of 2005 that increased risk sharing for student loan holders by one percent on Federal Family Education Loan Program loans, adjusted base net income for the first six months of 2006 was up 21 percent to $0.82 per share compared with the same period a year ago.

Base net income as defined by Nelnet is GAAP net income excluding derivative market value and foreign currency adjustments, the amortization of intangible assets, and variable-rate floor income. A description of base and adjusted base net income and reconciliation of GAAP net income to base and adjusted base net income is included in this release.

GAAP net income includes an unrealized gain in the fair-market value of derivative instruments and foreign currency adjustments of $68.7 million for the first six months of 2006 and $28.9 million for the second quarter of 2006. Nelnet's derivatives do not qualify for hedge accounting under FASB 133. As such, the mark-to-market gains or losses of derivatives in each reporting period are included in the statement of operations, but removed from GAAP net income in the calculation of base net income. In addition, base net income excludes the foreign currency transaction gain caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars.

Since December 31, 2005, net student loan assets have increased 11 percent, or $2.1 billion, from $20.3 billion to $22.4 billion at June 30, 2006. Since March 31, 2006, net student loan assets have increased 5 percent, or $1.1 billion.

The company reported net consolidation loan originations of $1.1 billion and $477.8 million and a loss of $581.2 million and $310.8 million through the consolidation of the company's portfolio by third parties for the first six months of 2006 and the second quarter of 2006, respectively. This resulted in net new consolidation loan originations of $487.5 million for the first six months of 2006 and $167.0 million for the second quarter of 2006.

"We are pleased with our strong results for the quarter, in particular solid student loan growth, consolidation application activity that will primarily fund in the third and fourth quarters, and diversification of our revenue streams," said Steve Butterfield, Nelnet Vice Chairman and Co-Chief Executive Officer. "As expected, our results also reflect the seasonality of some of our fee-based businesses and the investment we made to bolster our direct-to-consumer marketing efforts. Quality student loan asset growth, combined with the diversification of revenues, will continue to be important to meeting our goal of long-term sustainable growth."

MARGIN ANALYSIS

Net interest income for the first six months of 2006 was $172.5 million compared with $168.8 million for the first six months of 2005. For the second quarter of 2006, Nelnet reported net interest income of $86.2 million compared with $82.0 million for the second quarter of 2005. Net interest income for the first six months of 2006 includes a special allowance yield adjustment of $24.5 million, down from $55.7 million for the first six months of 2005. The second-quarter 2006 net interest income includes a special allowance yield adjustment of $10.6 million, down from $25.9 million in the same period a year ago. Excluding the impact of the special allowance yield adjustment, net interest income for the second-quarter 2006 increased $19.6 million, or 35 percent, compared to the same period a year ago.

The company reported core student loan spread of 1.51 percent for the first six months of 2006 compared with 1.58 percent in the same period in 2005. For the second quarter of 2006, Nelnet reported core student loan spread of 1.49 percent compared with 1.50 percent in the same period of 2005 and 1.54 percent for the first quarter of 2006.

OTHER REVENUE

Fee-based revenue in the second quarter of 2006 represented 43 percent of Nelnet's total revenue for the quarter. This is an increase from the second quarter of 2005 when fee-based revenue represented 36 percent of total revenue.

Income from loan and guarantee servicing fees reached $91.1 million for the first six months of 2006, up from $71.9 million in the first six months of 2005. In the second quarter of 2006, loan and guarantee servicing income grew to $44.0 million from $34.7 million in the second quarter of 2005. This increase is attributable to the acquisition of Firstmark Services and the expansion of an outsourcing agreement with College Access Network both of which occurred during the fourth quarter of 2005.

Other fee-based income increased to $34.2 million for the first six months of 2006 compared with $12.4 million for the first six months of 2005. For the second quarter of 2006, other fee-based income increased to $16.1 million, up from $9.0 million in the same period a year ago. Other fee-based income includes Nelnet's list management, direct marketing, and tuition payment plan businesses.

OPERATING EXPENSES

For the first six months of 2006, the company reported operating expenses of $222.5 million compared with $145.3 million for the first six months of 2005. Operating expenses were $114.3 million in the second quarter of 2006 compared with $73.9 million for the same period a year ago. The increase in operating expenses is primarily attributable to recent acquisitions.

NON-GAAP PERFORMANCE MEASURES

Nelnet prepares financial statements in accordance with generally accepted accounting principles (GAAP). In addition to evaluating the company's GAAP-based financial information, management also evaluates the company on certain non-GAAP performance measures that we refer to as base net income. While base net income is not a substitute for reported results under GAAP, Nelnet provides base net income as additional information regarding financial results.

Adjusted base net income, which excludes certain special allowance yield adjustments and related hedging activity related to the company's portfolio of student loans earning a minimum special allowance payment of 9.5 percent, is used by management to develop the company's financial plans, track results, and establish corporate performance targets.

The following table provides a reconciliation of GAAP net income (loss) to base and adjusted base net income.


                                                    THREE MONTHS ENDED              SIX MONTHS ENDED
                                            -----------------------------------  -----------------------
                                             JUNE 30,    MARCH 31,    JUNE 30,    JUNE 30,     JUNE 30,
                                               2006        2006         2005        2006         2005
                                            ----------  ----------  -----------  ----------  -----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
GAAP net income (loss) (a)                   $ 45,753    $ 52,066    $  (1,773)   $ 97,819    $  66,314
Base adjustments:
     Derivative market value and foreign
       currency adjustments                   (28,865)    (39,795)      51,372     (68,660)      (8,918)
     Amortization of intangible assets          6,161       5,633        1,559      11,794        2,732
     Variable-rate floor income                     -           -            -           -            -
                                            ----------  ----------  -----------  ----------  -----------
Total base adjustments before income taxes    (22,704)    (34,162)      52,931     (56,866)      (6,186)
Net tax effect (b)                              8,628      12,981      (20,114)     21,609        2,351
                                            ----------  ----------  -----------  ----------  -----------
Total base adjustments                        (14,076)    (21,181)      32,817     (35,257)      (3,835)
                                            ----------  ----------  -----------  ----------  -----------
     Base net income (a)                       31,677      30,885       31,044      62,562       62,479

Adjustments to base net income:
     Special allowance yield adjustment       (10,550)    (13,910)     (25,919)    (24,460)     (55,661)
     Derivative settlements, net               (7,721)     (4,164)       5,454     (11,885)      14,317
                                            ----------  ----------  -----------  ----------  -----------
Total adjustments to base net income
       before income taxes                    (18,271)    (18,074)     (20,465)    (36,345)     (41,344)
Net tax effect (b)                              6,943       6,868        7,777      13,811       15,711
                                            ----------  ----------  -----------  ----------  -----------
Total adjustments to base net income          (11,328)    (11,206)     (12,688)    (22,534)     (25,633)
                                            ----------  ----------  -----------  ----------  -----------
     Adjusted base net income (a)            $ 20,349    $ 19,679    $  18,356    $ 40,028    $  36,846
                                            ==========  ==========  ===========  ==========  ===========

Earnings (loss) per share, basic and diluted:
     GAAP net income (loss) (a)              $   0.84    $   0.96    $   (0.03)   $   1.80    $    1.23
     Total base adjustments                     (0.26)      (0.39)        0.61       (0.65)       (0.07)
                                            ----------  ----------  -----------  ----------  -----------
          Base net income (a)                    0.58        0.57         0.58        1.15         1.16

     Total adjustments to base net income       (0.21)      (0.21)       (0.24)      (0.41)       (0.48)
                                            ----------  ----------  -----------  ----------  -----------
       Adjusted base net income (a)          $   0.37    $   0.36    $    0.34    $   0.74    $    0.68
                                            ==========  ==========  ===========  ==========  ===========

------------------------------------------

(a) Includes expense of $6.9 million ($4.3 million after tax) for the three months ended March 31, 2006 and six months ended June 30, 2006 to increase the Company's allowance for loan losses due to a provision in the Deficit Reduction Act that increased risk sharing for student loan holders by one percent on FFELP loans. Excluding this one-time expense, GAAP net income, base net income, and adjusted base net income would have been $1.04 per share, $0.65 per share, and $0.44 per share, respectively, for the three months ended March 31, 2006 and $1.88 per share, $1.23 per share, and $0.82 per share, respectively, for the six months ended June 30, 2006.

(b)  Tax effect computed at 38%.


Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 877.704.5382 and international callers should dial
913.312.1296 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 2:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) August 4. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 7132804. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.

Supplemental financial information to this earnings release is available online at www.nelnetinvestors.net/releases.cfm?reltype=Financial.


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                     -------------------------------------------  ---------------------------
                                                       JUNE 30,      MARCH 31,       JUNE 30,       JUNE 30,      JUNE 30,
                                                         2006           2006           2005           2006          2005
                                                     -------------  -------------  -------------  -------------  ------------
                                                     (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income:
    Loan interest, excluding variable-rate
       floor income                                    $  383,867    $   347,522    $   223,691    $   731,389    $  423,798
    Amortization of loan premiums and deferred
       origination costs                                  (21,125)       (21,862)       (16,547)       (42,987)      (32,329)
    Investment interest                                    24,314         19,541          8,150         43,855        15,152
                                                     -------------  -------------  -------------  -------------  ------------
      Total interest income                               387,056        345,201        215,294        732,257       406,621

Interest expense:
    Interest on bonds and notes payable                   300,844        258,949        133,277        559,793       237,802
                                                     -------------  -------------  -------------  -------------  ------------
      Net interest income                                  86,212         86,252         82,017        172,464       168,819

Less provision for loan losses                              2,190          9,618          2,124         11,808         4,155
                                                     -------------  -------------  -------------  -------------  ------------
      Net interest income after provision
         for loan losses                                   84,022         76,634         79,893        160,656       164,664
                                                     -------------  -------------  -------------  -------------  ------------
Other income (expense):
    Loan and guarantee servicing income                    44,042         47,074         34,678         91,116        71,854
    Other fee-based income                                 16,074         18,155          9,027         34,229        12,383
    Software services income                                4,018          3,409          2,602          7,427         4,808
    Other income                                            3,154          1,455          1,524          4,609         2,924
    Derivative market value and foreign
      currency adjustments                                 28,865         39,795        (51,372)        68,660         8,918
    Derivative settlements, net                             6,702          4,744         (6,001)        11,446       (16,087)
                                                     -------------  -------------  -------------  -------------  ------------
      Total other income (expense)                        102,855        114,632         (9,542)       217,487        84,800
                                                     -------------  -------------  -------------  -------------  ------------
Operating expenses:
    Salaries and benefits                                  62,207         57,684         39,977        119,891        79,304
    Other expenses                                         45,904         44,930         32,343         90,834        63,231
    Amortization of intangible assets                       6,161          5,633          1,559         11,794         2,732
                                                     -------------  -------------  -------------  -------------  ------------
      Total operating expenses                            114,272        108,247         73,879        222,519       145,267
                                                     -------------  -------------  -------------  -------------  ------------

      Income (loss) before income taxes                    72,605         83,019         (3,528)       155,624       104,197

Income tax expense (benefit)                               26,852         30,711         (1,755)        57,563        37,883
                                                     -------------  -------------  -------------  -------------  ------------
      Net income (loss) before minority interest           45,753         52,308         (1,773)        98,061        66,314

Minority interest in net earnings of subsidiaries               -           (242)             -           (242)            -
                                                     -------------  -------------  -------------  -------------  ------------
      Net income (loss)                               $    45,753    $    52,066    $    (1,773)   $    97,819    $   66,314
                                                     =============  =============  =============  =============  ============
      Earnings (loss) per share, basic and diluted    $      0.84    $      0.96    $     (0.03)   $      1.80    $     1.23
                                                     =============  =============  =============  =============  ============

Weighted average shares outstanding                    54,297,230     54,241,341     53,712,048     54,269,440    53,697,390



CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                        AS OF           AS OF             AS OF
                                                      JUNE 30,       DECEMBER 31,        JUNE 30,
                                                        2006             2005              2005
                                                    --------------  ---------------    -------------
                                                     (UNAUDITED)                       (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
Assets:
    Student loans receivable, net                    $ 22,404,492    $  20,260,807     $ 15,661,315
    Cash, cash equivalents, and investments             1,974,310        1,645,797        1,110,109
    Goodwill                                              128,236           99,535           65,839
    Intangible assets, net                                159,918          153,117           34,357
    Other assets                                          874,107          639,366          437,283
                                                    --------------  ---------------    -------------
      Total assets                                   $ 25,541,063    $  22,798,622     $ 17,308,903
                                                    ==============  ===============    =============
Liabilities:
    Bonds and notes payable                          $ 24,327,855    $  21,673,620     $ 16,580,078
    Other liabilities                                     461,019          474,884          205,155
                                                    --------------  ---------------    -------------
      Total liabilities                                24,788,874       22,148,504       16,785,233
                                                    --------------  ---------------    -------------
Minority interest in subsidiaries                               -              626                -

Shareholders' equity                                      752,189          649,492          523,670
                                                    --------------  ---------------    -------------
      Total liabilities and shareholders' equity     $ 25,541,063    $  22,798,622     $ 17,308,903
                                                    ==============  ===============    =============


Return on average total assets                              0.81%            1.00%            0.82%
Return on average equity                                    27.4%            32.4%            26.0%

                                       ###

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $22.4 billion as of June 30, 2006. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans. For more information see our filings with the Securities and Exchange Commission.